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                                                                 EXHIBIT (e)(15)

                                LETTER AGREEMENT

                                October 28, 2001

Ferdinand Colloredo-Mansfeld
c/o Cabot Industrial Trust
Two Center Plaza, Suite 200
Boston, Massachusetts   02108

Dear Mr. Colloredo-Mansfeld:

         This letter will confirm the following agreements of the signatories hereto:

         1. Concurrently at the Closing (as defined below), (a) Cabot Industrial Properties, L.P., a Delaware limited partnership ("Partnership"), will redeem all the shares of common stock of Cabot Advisors, Inc., a Delaware corporation ("Advisors") owned by you and (b) Advisors will issue and sell to the Partnership one (1) share of common stock of Advisors for $115,000.00.

         2. As consideration for such redemption, Advisors will assign the following three advisory contracts to you or your designee ( "Assignee"):

            A. Investment Advisory Agreement, dated June 6, 1997 but effective as of January 3, 1997, between Cabot Partners Limited Partnership ("Cabot Partners") and GUS ENTERPRISES -XII, L.L.C. as amended by that Consent to Assignment of Investment Advisory Agreement of Cabot Partners dated as of January 13, 1998;

            B. Investment Advisory Agreement, dated December 29, 1995, between Cabot Partners and C-M Holdings L.P. as amended by that Consent to Assignment of Investment Advisory Agreement of Cabot Partners dated as of January 13, 1998; and

            C. Real Estate Investment Advisory and Asset Management Agreement, dated as of August 22, 1994, between Cabot Partners and the New York State Teachers Retirement System, as amended by that certain First Amendment to Real Estate Investment and Advisory and Asset Management Agreement dated as of July 2, 1997, as amended by that Consent to Assignment of Advisory and Asset Management Agreement of Cabot Partners dated as of January 13, 1998, and as amended by that certain Second Amendment to Real Estate Investment Advisory and Asset Management Agreement dated as of January 16, 2001.




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                Any fees accrued through the date of the Closing under such contracts shall belong to Advisors. All fees accrued after the date of the Closing shall belong to Assignee.

          3. As additional consideration for such redemption, Advisors shall assign to you or Assignee the Partnership's rights to the name "Cabot Advisors", subject to the right of the Partnership to continue to use such name for such period as is reasonably necessary.

          4. As additional consideration for such redemption, Advisors shall assign to you or Assignee furniture, fixtures and equipment with a net book value not to exceed $100,000 generally identified on
                Schedule I hereto.

          5. As additional consideration for such redemption, Advisors shall deliver to you the Promissory Note, dated January 15, 2001, by and between you and Advisors in full satisfaction of such obligation.

          6. At the Closing, you shall deliver to Advisors stock certificate(s) representing all the common stock of Advisors owned by you, free and clear of any liens or encumbrances.

          7. The "Closing" shall occur simultaneously with the closing of the Merger Effective Time as such term is defined in the Agreement and Plan of Merger, dated as of October 28, 2001, by and among Cabot Industrial Trust, the Partnership, CalWest Industrial Properties, LLC and Rooster Acquisition Corp. (the "Merger Agreement"). If the Merger Agreement is terminated, this letter agreement shall automatically terminate.

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         If the terms of this agreement are acceptable to you, please indicate your acceptance by signing in the appropriate location below.



                                 CABOT ADVISORS, INC.

                                 By: /s/ Ferdinand Colloredo-Mansfeld
                                     -------------------------------------------
                                     Name:  Ferdinand Colloredo-Mansfeld
                                     Title: Director


                                 CABOT INDUSTRIAL PROPERTIES, L.P.


                                 By:      Cabot Industrial Trust, its
                                          Sole General Partner

                                          By: /s/ Robert E. Patterson
                                              ----------------------------------
                                              Name:  Robert E. Patterson
                                              Title: President




Accepted and agreed as of the date set forth above:


/s/ Ferdinand Colloredo-Mansfeld
--------------------------------
Ferdinand Colloredo-Mansfeld

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